Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-50861




                    SUPPLEMENT NO. 7 DATED SEPTEMBER 30, 1998
                         TO PROSPECTUS DATED MAY 5, 1998
                    RELATING TO $143,750,000 PRINCIPAL AMOUNT
             4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004 AND
          5,306,386 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE,
                                       OF
                        EQUITY CORPORATION INTERNATIONAL



         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated May 5, 1998, as supplemented, forming a part of the Registration Statement on Form S-3, File No. 333-50861. Any cross references in this Supplement refer to portions of the Prospectus.

         The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus or any previously filed Supplement thereto, the following table sets forth the name of additional Selling Securityholders and relationships, if any, with the Company and (i) the amount of Debentures owned by such additional Selling Securityholders as of September 30, 1998 (subject to the qualifications set forth below), (ii) the maximum amount of Debentures which may be offered for the account of such Selling Securityholders as of September 30, 1998, and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholders under the Prospectus.


                                                                                       Number of Shares of
                                                    Principal Amount of                    Common Stock
Name of Selling                                   Debentures Beneficially             Beneficially Owned and
Securityholder                                    Owned and Offered Hereby             Offered Hereby (1)(2)
--------------                                    ------------------------             ---------------------

Teachers Insurance and Annuity Association               $3,000,000                           110,741
   of America

--------------------

(1) Comprises the shares of Common Stock into which the Debentures held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Debentures held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures-- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.


         Because the Selling Securityholder may, pursuant to the Prospectus, offer all or some portion of the Debentures it presently holds, no estimate can be given as to the amount of the Debentures that will be held by the Selling Securityholder upon termination of any such sales. In addition, the Selling Securityholder identified above may have sold, transferred or otherwise disposed of all or a portion of its Debentures since the date on which it provided the information regarding its Debentures, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         The Company may from time to time, in accordance with the Registration Rights Agreement, include or substitute additional Selling Securityholders in future Supplements to the Prospectus.